EXHIBIT 10.19

CONSULTING AGREEMENT

This AGREEMENT dated as of July 1, 2002 by and between Gail R. Wilsensky, an individual ("Consultant") and Gentiva Health Services (U.S.A.), Inc. a Delaware Corporation ("Gentiva"), with its principal place of business in Melville, New York.

WHEREAS, Gentiva desires to retain Consultant to provide such services as requested by Gentiva, and Consultant desires to render such services to Gentiva on the terms of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.            Consulting Services; Term

1.1            Services.  Gentiva hereby retains Consultant to provide the services set forth in the attached Exhibit A ("Services") and Consultant agrees to provide such Services to Gentiva and its subsidiaries.  Such Services are upon request by Gentiva, and nothing requires Gentiva to use Consultant for all Services provided herein.  Consultant agrees to be generally available to Gentiva during the term of this Agreement.

1.2             Term.  The term of this Agreement shall be for one (1) year commencing on June 1, 2002 (the "Effective Date") and expiring on May 31, 2003.  This Agreement may be extended only in writing upon mutual agreement of the parties.

1.3            Professional Standards.  Consultant shall perform the Services diligently and professionally and at high level of competency maintained by other professional consultants in the same type of work.

1.4            Contractual Relationship.  Consultant is an independent contractor and is not an employee of Gentiva for any purpose, and shall not be entitled to participate in any employee benefit program or receive any other "fringe benefit" available to such employees, except such benefits provided to Consultant under any separate agreement between Consultant and Gentiva.  Consultant is not authorized to represent herself to be an agent of Gentiva, nor is she authorized to enter into contracts on behalf of Gentiva or otherwise commit Gentiva to any legally binding liabilities or obligations.

2.         Fee and Expenses; Invoices; Payments

2.1            Fee.  For the Services described herein, Gentiva agrees to pay Consultant a monthly retainer of $2,000.00

2.2            Expenses.  Gentiva shall reimburse Consultant her reasonable travel costs and other reasonable out-of-pocket expenses incurred in connection with the performance of Consultant's Services hereunder.  Travel costs shall be incurred in compliance with Gentiva's travel policies.  Gentiva shall not reimburse Consultant for any professional membership dues or subscriptions or meeting fees incurred by Consultant in connection with any meetings unless first discussed with Gentiva.

2.3            Invoices.  Consultant shall submit a statement to Gentiva within ten (10) business days following the end of the each month and shall describe to Gentiva in reasonable detail the Services provided and the amount of time spent in connection with the Services.  Consultant shall also submit a monthly invoice for any expenses for which reimbursement is sought, attaching such documentation as reasonably necessary to support the expense.  Gentiva shall pay Consultant the monthly retainer fee and any expenses in arrears within fourteen (14) days of Gentiva's receipt of the invoice from Consultant.

3.            Consultant's Covenants

3.1            No Conflicts.            Consultant represents and warrants to Gentiva that she is free to enter into this Agreement and that she has no other commitment of any kind to anyone that would in any way hinder her acceptance of, or the full performance of, her obligations under this Agreement, or the exercise of her best efforts as a consultant to Gentiva.

3.2            Confidentiality.  Without the prior written consent of Gentiva, Consultant shall not at any time (whether during or after the term of this Agreement) use for her own benefit or purposes, or for the benefit or purposes of any other person or entity other than Gentiva, or disclose (except in the performance of her duties under this Agreement) in any manner to any person or entity, any proprietary information belonging to or relating to the affairs of Gentiva.  Consultant shall not disclose to any person or entity the nature of the project for which Gentiva has engaged Consultant, or the specific inquiries which Consultant is making for Gentiva (and the related responses received), or solicit the engagement of Consultant or any of its employees by any potential competitors of Gentiva in the field, where such solicitation is significantly based on the information it shall have obtained in connection with the duties she is performing for Gentiva.

3.3            Right to Materials.  At the request of Gentiva, Consultant shall turn over to Gentiva all materials developed by Consultant during or as a result of the performance of her Services hereunder, without retaining any copy thereof, and shall deliver to Gentiva copies of any printed research materials obtained or used in connection with the Services.  Any and all final work products created by consultant in connection with the Services shall be the exclusive property of Gentiva and Consultant agrees to execute any documents reasonably requested by Gentiva to evidence such ownership by Gentiva.  The provisions of this Section shall not apply to any information that is or becomes available to the public through no act or omission of Consultant.

3.4            Remedies.  Consultant hereby acknowledges and confirms that Gentiva's remedy at law for any breach of any of Consultant's obligations under Sections 3.2 or 3.3 of this Agreement would be inadequate, and that damages would be difficult or impossible to ascertain, and consents that temporary and permanent injunctive relief may be granted in accordance with equity in any proceeding which may be brought to enforce any provision of such Sections, without the necessity of proof of actual damage.  Consultant acknowledges that (i) Gentiva has reserved and is to have the right to prove any damages which Gentiva is able to prove resulting from any breach of any of Consultant's obligations under such Sections, and (ii) the value of the consideration which Consultant is to receive in connection with this Agreement is not to be considered as equivalent to, or as evidence of, the amount of extent of any such damages.

4.            Termination

4.1            Termination.  This Agreement shall terminate (a) immediately upon notice by Gentiva, in the event of any material failure by Consultant to observe or perform her obligations hereunder, or (b) immediately upon notice by Consultant, in the event of any material failure by Gentiva to observe or perform its obligations hereunder or (c) upon thirty (30) days advance notice in writing by either party, with or without cause. Termination shall not relieve either party of obligations already incurred.

4.2            Winding Up.    Fifteen days prior to the termination of this Agreement, Consultant shall bring the Services hereunder to an orderly termination or transition to such persons as Gentiva may designate and if required, shall prepare a final report of the status of the projects hereunder.

4.3            Survival.  The provisions of Sections 3.1 through 3.4 of this Agreement shall survive any termination of this Agreement.

5.         Notices

5.1            Notices.   Notices and other communications under this Agreement shall be deemed to have been duly given if in writing and delivered in person, by facsimile or mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

If to Gentiva:

            Gentiva Health Services
            Attention:   Chief Executive Officer
            3 Huntington Quadrangle, 2S
            Melville, New York 11747

            If to Consultant:

             Dr. Gail Wilensky
             2807 Battery Place, NW
             Washington, DC 20016

Notices shall become effective upon receipt.  Either party may change the address to which communications shall be directed to it hereunder by sending notice thereof to the other party in the manner provided above.

6.         General

6.1            Principal Contact.  Unless otherwise advised by Gentiva, Consultant's principal contact with Gentiva shall be Ron Malone who will be responsible for coordinating and directing the activities of Consultant under this Agreement.

6.2            Entire Agreement.  This Agreement and Exhibit A hereto sets forth the entire agreement and understanding of the parties concerning the subject matter of this Agreement and supersedes any prior or concurrent agreements, arrangements and understandings concerning such subject matter.  This Agreement may be amended, superseded or canceled, and any of the terms or provisions hereof may be waived or changed only in writing executed by both parties, which specifically states that it amends, supersedes, or cancels this Agreement, or waives or consents to a change from the terms or provisions hereof.

6.3            Successors and Assigns.  The terms and provisions of this Agreement shall be binding on and inure to the benefit of Gentiva and its respective successors and assigns.  This Agreement is a personal contract and may not be assigned by Consultant.

6.4            Waiver.  The failure of either party at any time or from time to time to require performance of any other party's obligations under this Agreement shall in no manner affect such party's right to enforce any provision of this Agreement at a subsequent time, and the waiver by any person of any right arising out of any breach shall not be construed as a wavier of any right arising out of any other or subsequent breach.

6.5            Headings.  The Article headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

6.6            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, other than the conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this instrument as of the date first above written.

DR. GAIL R. WILENSKY /s/ Dr. Gail R. Wilensky

GENTIVA HEALTH SERVICES (USA), INC. BY: /s/ Ron Malone RON MALONE

EXHIBIT A

CONSULTING SERVICES

Consultant agrees to provide the following services to Gentiva:

1.         Advise CEO and other senior officers on regulatory and reimbursement matters affecting home health;

2.         Advise Company on general health care trends which may affect the company's current or future businesses;

3.         Advise the Company on trends which may impact federally funded programs administered at state and local levels;

4.         Advise the CEO and other company representatives on effectively presenting the company's positions and points of view to legislative groups;

5.         Assist company's representative in establishing contacts in government whereby the company can share industry information.